Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Extension of Stock and Debt Repurchase Programs

Baton Rouge, LA – September 20, 2021 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has authorized the extension of its existing (i) stock repurchase program, which provides for the repurchase up to $250 million of its Class A common stock and (ii) its debt repurchase program, which provides for the repurchase by Lamar Media Corp., its wholly owned subsidiary, of up to $250 million of Lamar Media Corp.’s outstanding senior notes and other indebtedness outstanding from time to time under Lamar Media Corp.’s credit agreement. The repurchase programs, which were previously set to expire on September 30, 2021, have been extended through March 31, 2023. The repurchase programs may be further extended, suspended or discontinued at any time.

Such repurchases may be made on the open market or in privately negotiated transactions. The timing and amount of any repurchases will be determined by the company’s management based on its evaluation of market conditions and other factors. As of the date hereof, no repurchases have been made under the existing repurchase programs. The company may also establish 10b5-1 trading plans from time to time that will provide flexibility if and when it buys back securities.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with approximately 352,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 3,700 displays.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com